Exhibit 10.2

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made as of March 14, 2022 (the “Effective Date”), by and among CTROOK001 LLC and CTDASC001 LLC, each a Delaware limited liability company (individually and/or collectively, as the context may require, “Buyer”), and CITI TRENDS, INC., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, the Property in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.Terms and Definitions.

The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)“Allocated Purchase Price” has the meaning ascribed to such term in Section 3(c) hereof.

(b)“Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 10(l) hereof.

(c)“Business Day” or “business day” means any day other than Saturday, Sunday or any federal legal holiday.

(d)“Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 14 hereof:

c/o Oak Street Real Estate Capital, LLC

30 N. LaSalle Street, Suite 4140

Chicago, Illinois 60602

Attn: Michael Reiter

Email: michael.reiter@blueowl.com

With a copy to:

c/o Oak Street Real Estate Capital, LLC

30 N. LaSalle Street, Suite 4140

Chicago, Illinois 60602

Attn: Heba Elayan

Email: heba.elayan@blueowl.com

With a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attn.: David A. Rosenberg

Email: david.rosenberg@kirkland.com

(e)“Closing” shall mean, collectively and/or individually, as the context may require, the Darlington Closing and the Roland Closing.

(f)“Closing Date” shall mean the actual date of each Closing, as provided in Section 9(a) hereof.

(g)“Claim Cap” has the meaning ascribed to such term in Section 8(e) hereof.

(h)“Closing Documents” has the meaning ascribed to such term in Section 17 hereof.

(i)“Code” has the meaning ascribed to such term in Section 10(k) hereof.

(j)“Consultant” means Asset Finance Ltd., LLC.

(k)“Darlington Closing” shall mean the consummation of the transactions contemplated hereby with respect to the Darlington Property.

(l)“Darlington Property” means that certain real property commonly known as 1701 N Governor Williams Highway (Business HWY 52), Darlington, SC 29540, more particularly described on Exhibit A, attached hereto and incorporated herein by this reference together with Seller’s right, title and interest to all easements and appurtenances relating to any of the foregoing (individually or collectively, as the context may require, the “Darlington Real Property”), all buildings, facilities and other improvements located thereon (individually or collectively, as the context may require, the “Darlington Improvements”), and the Licenses

& Approvals related thereto.

(m)“Deed” and “Deeds” shall have the meaning ascribed to such terms in Section 9(b)(i) hereof.

(n)“Due Diligence Period” shall mean, subject to extension pursuant to Section 6(b), the period beginning on the Effective Date and extending until 5:00pm (Central Time) on the date that is thirty-five (35) days after the Effective Date.

(o)“Earnest Money” shall mean FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (together with all interest accrued thereon). The Earnest Money shall be held in trust by Escrow Agent in accordance with Schedule 1(o) of this Agreement.

(p)“Environmental Laws” has the meaning ascribed to such term in Section 10(i) hereof.

(q)“ERISA” has the meaning ascribed to such term in Section 10(k) hereof.

(r)“Executive Order” has the meaning ascribed to such term in Section 10(l) hereof.

(s)“FIRPTA” has the meaning ascribed to such term in Section 10(g) hereof.

(t)“Hazardous Substances” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances”, “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (42 USC Section 9601, et seq.) and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as either of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the states in which the Property is located, or any agency of the United States of America; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.

(u)“Improvements” means collectively and/or individually, as the context may require, the Darlington Improvements and the Roland Improvements.

(v)“Lease” and “Leases” shall mean, individually or collectively as the context may require, any leases, subleases, licenses or other occupancy agreements affecting the Property or any portion thereof.

(w)“Licenses & Approvals” means all licenses, approvals, and permits issued in any connection with the Property together with all other intangible rights and benefits in connection with or accruing from the Property.

(x)“Must Cure Items” has the meaning ascribed to such term in Section 6(a) hereof.

(y)“New Exception” has the meaning ascribed to such term in Section 6(a) hereof.

(z)“New Exception Review Period” has the meaning ascribed to such term in Section 6(a) hereof.

(aa) “New Lease” shall mean the lease for the Property, to be entered into as of Closing, with Buyer (or its affiliate), as landlord and Tenant, as tenant; the form of which Buyer and Seller shall use commercially reasonable good faith efforts to negotiate prior to the expiration of the Due Diligence period based on the basic business terms set forth on Schedule 1(y) attached hereto. Provided that if the Roland Closing occurs after the Darlington Closing, then the New Lease shall be entered into as of the Darlington Closing with respect to the Darlington Property and upon consummation of the Roland Closing, the Landlord and Tenant will enter into an amendment to the New Lease to add the Roland Property to the Lease.

(bb) “Objections” has the meaning ascribed to such term in Section 6(a) hereof.

(cc) “Permitted Exceptions” has the meaning ascribed to such term in Section 5 hereof.

(dd) “Plan” has the meaning ascribed to such term in Section 10(k) hereof.

(ee) “Property” shall mean, individually or collectively as the context may require, the Darlington Property and the Roland Property.

(ff) “Purchase Price” shall mean, subject to Section 3(c) hereof and Schedule 3(c) attached hereto, a maximum aggregate amount of SEVENTY-ONE MILLION NINE HUNDRED SIXTY-FIVE THOUSAND FIVE HUNDRED EIGHTY-TWO AND NO/100 DOLLARS ($71,965,582.00) for the Darlington Property and the Roland Property (each as defined herein), subject to allocation as further described herein.

(gg) “Real Property” means collectively and/or individually, as the context may require, the Darlington Real Property and the Roland Real Property.

(hh) “Roland Approval” shall mean the approval of the Board of Directors of Citi Trends, Inc. (the “Board”) to sell the Roland Property pursuant to this Agreement, as determined in the Board’s sole and absolute discretion, after the Board’s receipt and review of a network study commissioned by Seller. Provided that, in the event the Roland Approval is not received within sixty (60) days of the Effective Date, then this Agreement shall automatically terminate and be of no further effect with respect to the Roland Property (except with respect to those liabilities and obligations that expressly survive termination hereof and Seller shall reimburse Buyer for Buyer’s actual, reasonable third-party out-of-pocket expenses incurred with respect to its negotiation of this Agreement and due diligence with respect to the Roland Property, including but not limited to environmental and engineering consultants’ fees, legal fees and financing deposits (not to exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) in the aggregate.

(ii) “Roland Closing” shall mean the consummation of the transactions contemplated hereby with respect to the Roland Property.

(jj) “Roland Property” shall mean the real property commonly known as 601 Paw Paw Road, Roland, OK 74954, more particularly described on Exhibit A, attached hereto and incorporated herein by this reference together with Seller’s right, title and interest to all easements and appurtenances relating to any of the foregoing (individually or collectively, as the context may require, the “Roland Real Property”), all buildings, facilities and other improvements located thereon (individually or collectively, as the context may require, the “Roland Improvements”), and the Licenses & Approvals.

(kk) “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Section 14 hereof:

Citi Trends, Inc.

104 Coleman Boulevard

Savannah, Georgia 31408-9565

Attn: Legal Department

(ll) “Survey” has the meaning ascribed to such term in Section 6(a) hereof.

(mm) “Survival Period” has the meaning ascribed to such term in Section 8(e) hereof.

(nn) “Tenant” shall mean Citi Trends, Inc., a Delaware corporation.

(oo) “Title Insurer” and “Escrow Agent” shall mean Chicago Title Insurance Company, 10 South LaSalle Street, Suite 3100, Chicago, Illinois 60603, Attention: Cindy Malone, Telephone: (312) 223-3360, E-mail: cindy.malone@ctt.com.

(pp) “Title Policy” has the meaning ascribed to such term in Section 12(c) hereof.

(qq) “Title Report” has the meaning ascribed to such term in Section 6(a) hereof.

Section 2.Proration of Expenses and Payment of Costs and Recording Fees.

(a)Proration of Taxes. All real estate taxes and assessments that are due and payable on or prior to the Closing Date shall be paid by Seller on or prior to the Closing Date. Tenant shall be responsible for the payment of real estate taxes and assessments that are due and payable after the Closing Date in accordance with the New Lease.

(b)Proration of Expenses. Seller and Buyer agree that in connection with entering into the New Lease at Closing, there shall be no proration of utility charges or other expenses, whether accruing or payable prior to or after the Closing Date, and that all such utility charges, rent and other expenses concerning the Property shall be borne by Tenant, as tenant under the New Lease.

(c)Payment of Costs and Recording Fees. At Closing, Seller shall pay: (i) one half of any escrow fees charged by the Escrow Agent, (ii) its own legal fees, (iii) fees for valuation services, (iv) consulting fees, (v) title policy premium for a standard owner’s policy in the amount of the Purchase Price, and the cost of any endorsements to the Title Policy in connection with the removal of any Must Cure Items, and (vi) title search and examination fees, recording fees and transfer taxes (all as per local custom for each applicable Property). At Closing, Buyer shall pay: (a) the cost of any loan title insurance policy, (b) one half of any escrow fees charged by the Escrow Agent, (c) its own legal fees, (d) costs attributable to Property Condition Reports, Environmental Reports, ALTA As-built surveys and extended ALTA policies (if desired), (e) title search and examination fees and transfer taxes (all as per local custom for each applicable Property, (f) any loan costs involved in connection with its lender and the lender’s insurance premium and endorsements, if applicable, and (g) recording fees (excluding Seller’s Must Cure Items. All other closing costs incurred in connection with this transaction shall be apportioned in accordance with local custom.

Section 3.Payment of Purchase Price; Earnest Money; Capital Expenditures.

(a)Purchase Price. Buyer shall pay the Purchase Price to Seller on the Closing Date in accordance with all the terms and conditions of this Agreement.

(b)Earnest Money. The Earnest Money shall be delivered to Title Insurer by Buyer within five (5) business days after the Effective Date. The Earnest Money shall be deposited by Buyer in escrow with Title Insurer, to be applied against the Purchase Price on the Closing Date, or otherwise disbursed as agreed upon in accordance with the terms of this Agreement.

(c)Purchase Price Allocation. For purposes of calculating real property transfer taxes and any other matter as may be necessary pursuant to this Agreement, the Purchase Price shall be allocated among the Property as provided in Schedule 3(c) (each, an “Allocated Purchase Price”). Seller and Buyer further acknowledge that the Allocated Purchase Prices are not established necessarily for income tax purposes or for financial or accounting purposes.

(d)Capital Expenditures. Buyer shall pay Seller at Closing the amount of the Capital Expenditure Amount with respect to the applicable Property and the base rent under the New Lease shall be increased as more particularly described on Schedule 1(y) attached hereto and made a part hereof, unless Seller delivers written notice not later than three (3) Business Days prior to the applicable Closing to Buyer that Seller has elected not to receive the Capital Expenditure Amount at Closing.

Section 4.Sale of Property.

Seller agrees to sell and convey the Property to Buyer (or its permitted assignee) at the Closing upon the terms and conditions set forth in this Agreement. At Closing, Buyer, as landlord, and Tenant shall enter into the New Lease, and Seller and Buyer each acknowledges and agrees that the execution and delivery of the New Lease, and the tenancies created thereby, is a condition to effectiveness of the sale and purchase of the Property, without which Seller and Buyer would be unwilling to consummate the transactions contemplated hereby.

Section 5.Title.

At each Closing, Seller agrees to execute and deliver to Buyer (or its permitted assignee) a Deed, as further described herein, which shall provide good and marketable, insurable title to Buyer, free and clear of all liens and encumbrances, except for (i) the New Lease; (ii) real estate taxes for the current year and subsequent years that are not yet due or payable; (iii) assessments for municipal improvements, if any, for the current year and subsequent years that are not yet due or payable; (iv) zoning ordinances and building codes, to the extent the Property is in compliance therewith; and (v) any and all other exceptions set forth in the Title Reports (as defined below) which Seller does not elect to, or is not required to, cure under Section 6 herein and/or to which Buyer waives (or is deemed to have waived) its right to object pursuant to said Section 6 (collectively, the “Permitted Exceptions”).

Section 6.Examination of Property.

Seller and Buyer hereby agree as follows:

(a)Title Examination. As soon as practical after the Effective Date, Seller shall deliver to Buyer (i) a commitment for owner’s policy of title insurance, dated within sixty (60) days of the Effective Date, with respect to each Property (each, a “Title Report” and, collectively, the “Title Reports”) from the Title Insurer, (ii) a survey of each Property, prepared by a licensed professional surveyor in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title Surveys as adopted by the American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors, including customary Table A items, dated within ninety (90) days of the Effective Date (each, a “Survey” and, collectively, the “Surveys”), (iii) a zoning report of each Property, dated within sixty (60) days of the Effective Date, prepared by a nationally-recognized zoning company, including a copy of the applicable certificate of occupancy and letter from the applicable municipality confirming no uncured building code, fire code or other code violations exist (each, a “Zoning Report” and, collectively, the “Zoning Reports”). Prior to the expiration of the Due Diligence Period, Buyer may obtain (I) a phase I environmental site assessment with respect to any Property (each, an “Environmental Report” and, collectively, the “Environmental Reports”), (II) a property condition report with respect to the Property (each, a “PCR” and, collectively, the “PCRs”), (III) an updated or new Survey for the Property. Buyer may furnish to Seller, on or prior to the date that is five (5) business days after receipt of the Title Reports and the Surveys, a statement (the “Initial Objection Letter”) specifying any defects in the Title Reports and/or the Surveys (the “Objections”); provided that, for the avoidance of doubt, Buyer shall not be obligated to object to any Must Cure Items (which Seller shall be obligated to cure). Seller shall notify Buyer within three (3) business days after receipt of the Initial Objection Letter whether Seller will elect to cure the Objections. If Seller does not respond within said three (3) business day period, Seller shall be deemed to have elected not to cure the Objections. If Seller does not elect (or is deemed to not elect) to cure any Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within two (2) business days after receipt of Seller’s notice (or within two (2) business days of the expiration of Seller’s three (3) business day response period, if Seller does not respond), either to (a) waive such Objections and proceed with the transactions contemplated by this Agreement, in which event such Objections shall be Permitted Exceptions, or (b) terminate this Agreement, in which event the Earnest Money shall be returned to Buyer and neither party shall have any obligations or liabilities hereunder except those that expressly survive termination of this Agreement. If Buyer fails to elect to terminate this Agreement by notice given to Seller within said two (2) business day period, then Buyer shall be conclusively deemed to have elected to waive such Objections. If Buyer fails to deliver the Initial Objection Letter to Seller prior to the date that is five (5) business days after receipt of the Title Reports and the Surveys, then Buyer shall be deemed to have waived its right to object to any defect set forth in the Title Reports and Surveys; provided that, for the avoidance of doubt, Buyer shall not be obligated to object to any Must Cure Items (which Seller shall be obligated to cure). If at any time after the delivery of the Initial Objection Letter there is any update to any Title Report or Survey that discloses any additional item which was not disclosed on any version of or update to a Title Report or Survey delivered to Buyer previously (the “New Exception”), Buyer shall have a period of five (5) business days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Buyer’s approval or disapproval of the New Exception, or if no such notice is provided, such New Exception will be deemed to have been waived, in which event such New Exception shall be a Permitted Exception. If Buyer disapproves of the New Exception, Seller may, in its sole discretion, notify Buyer as to whether it is willing to cure the New Exception. If Seller fails to deliver a notice to Buyer within three (3) business days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Buyer is dissatisfied with Seller’s response, or lack thereof, Buyer may, as its exclusive remedy, elect, upon written notice to Seller two (2) business days after receipt of Seller’s response (or within two (2) business days of the expiration of Seller’s three (3) business day response period, if Seller does not respond), either: (a) to terminate this Agreement, in which event the Earnest Money shall be paid to Buyer, or (b) to waive the New Exception and proceed with the transactions contemplated by this Agreement, in which event such New Exception shall be a Permitted

Exception. If Buyer fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within two (2) business days after receipt of Seller’s response (or within two (2) business days of the expiration of Seller’s three (3) business day response period, if Seller does not respond), Buyer shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception, in which event such New Exception shall be a Permitted Exception. Notwithstanding the foregoing, Seller shall be required to cure the following whether or not Buyer objects to the same (the “Must Cure Items”): (x) all monetary liens or encumbrances against the Property that are dischargeable by payment of a liquidated sum, including, without limitation, all mortgages, financing instruments, mechanics liens and judgments affecting the Property which are created by or through Seller; (y) all encumbrances against title which are created by or through Seller after the date hereof, except if otherwise approved in writing by Buyer, in Buyer’s sole discretion; and (z) any matter which Seller elects to cure pursuant to this Section 6(a). Notwithstanding anything to the contrary contained herein, in no event shall a Must Cure Item be considered a Permitted Exception, Buyer shall not be required to object to any Must Cure Item and if Seller shall fail to cure a Must Cure Item at or prior to Closing, Buyer shall have the rights set forth in Section 8(b).

(b)Examination. As soon as practical after the Effective Date, Seller shall deliver to Buyer all of the materials set forth on Schedule 6(b) attached hereto to the extent that such materials are in the possession or control of Seller (together with the Title Reports, Surveys, Zoning Reports, Environmental Reports and PCRs, collectively, the “Due Diligence Materials”). If there is any delay by Seller in the delivery of the Due Diligence Materials set forth in Schedule 6(b) by Seller to Buyer, for each day that passes thereafter until all of such materials are delivered to Buyer the Due Diligence Period shall be extended by one (1) day. Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property during normal business hours for the purposes of inspecting the Property, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may desire to assess the condition and suitability of the Property (collectively, “Buyer’s Inspections”); provided, however, that Buyer’s Inspections shall not materially damage the Property or interfere with the conduct of business by Seller or any of Seller’s tenants and Buyer and its agent and designees shall not discuss the transactions contemplated hereby with any on-site employees of Seller or other personnel at the Property without Seller’s consent; and provided further, however, that Buyer shall (i) indemnify and hold Seller harmless from and against any and all claims, judgments, fines, penalties, reasonable out- of-pocket costs, expenses and damages to the extent resulting from damage to the Property or injury to persons as a result of the activities of Buyer and its agents and designees on the Property (including, but not limited to, reasonable out-of-pocket attorneys’ fees), (ii) repair any and all damage caused, in whole or in part, by Buyer, which obligations shall survive any termination of this Agreement; except, however, that Buyer shall not be responsible for any repairs necessitated by Buyer’s discovery of any pre-existing conditions on the Property during Buyer’s diligence inspections except to the extent any such conditions are exacerbated by Buyer, and (iii) not conduct a Phase II Environmental Site Assessment or any other invasive testing, sampling or investigation without Seller’s prior written consent as determined in Seller’s sole discretion. Before entering the Property, Buyer shall provide to Seller evidence of insurance coverage reasonably acceptable to Seller for all examinations and inspections by or on behalf of Buyer and shall give at least one (1) business day’s prior written notice to Seller’s designated representative(s) of such entry upon the Property by Buyer, and Seller may have any of its representative, agents, and/or contractors

(collectively, “Seller’s Designated Representatives”) present during any and all examinations, inspections and/or studies on the Property, provided that if Buyer provides Seller with timely notice of such examination, inspection or study, then Seller and/or Seller’s Designated Representatives’ failure to be present shall not prohibit Buyer from conducting such examination, inspection and/or study. All information provided by or on behalf of Seller to Buyer relating to the Property and all information obtained by Buyer relating to the Property in the course of Buyer’s Inspections, including, without limitation, any property survey, engineer report or assessment, environmental assessment or audit (excepting from all of the foregoing any information and/or documentation available in the public domain, which Buyer or any Buyer Representative receives from a third party that is not subject to a duty of confidentiality with respect to such information, or is independently developed by Buyer or any Buyer Representative without the use of such information, in each case which shall not be treated as confidential) shall be treated as confidential information by Buyer and Buyer shall instruct all of its employees, agents, representatives and contractors as to the confidentiality of all such information, provided that Buyer may disclose such information as it deems necessary to Buyer’s attorneys, agents, counsel, advisors, employees, agents, representatives, accountants, financial advisors, investors, potential investors, potential lenders, lenders and lenders’ attorneys (the “Buyer Representatives”), provided that the parties to whom such information is disclosed are informed of the confidential nature thereof. Notwithstanding the foregoing, Buyer and the Buyer Representatives shall be permitted to disclose the applicable information as required to comply with any applicable law, including, without limitation any regulation, court order or subpoena; provided that Buyer shall be responsible for any breaches of this Section 6(b) by any Buyer Representative, and shall indemnify Seller with respect to same regardless of whether or not a Buyer Representative was informed of the confidential natural of the information provided to the Buyer Representative. Notwithstanding anything to the contrary contained in this Agreement or in that certain Confidentiality Agreement with an effective date of February 23, 2022, by and between Seller and Oak Street Real Estate Capital, LLC, Seller shall have the right, in Seller’s sole and absolute discretion, to (i) issue a press release stating that it has entered into an agreement to sell the Property without identifying Buyer, and (ii) to disclose the material terms of this Agreement and the name of the Buyer in Seller’s Form 8-K filing with the United States Securities and Exchange Commission (the “SEC”) and to file a copy of this Agreement as may be required by the SEC; provided that in each event of (i) and (ii) Seller shall provide to Buyer a copy of such release or filing, as applicable, in advance thereof for Buyer’s approval (not to be unreasonably withheld, conditioned or delayed) solely to confirm that the same are factually accurate.

(c)Termination; Notice to Proceed. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period. In the event that Buyer duly exercises its termination right pursuant to the immediately preceding sentence, this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein. If Buyer does not provide Seller with written notice stating that it elects to proceed to Closing prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have elected to terminate this Agreement, in which event Buyer shall receive a refund of the Earnest Money, this Agreement shall become null and void and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein.

Section 7.Risk of Loss/Condemnation.

Until Closing, the risk of loss or damage to the Property shall be borne by Seller. In the event all or any portion of a Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) (a “Casualty/Condemnation Event”), Seller shall give Buyer written notice immediately upon becoming aware thereof, and: (a) with respect to any casualty, if (i) the cost to repair such casualty would exceed five percent (5%) of the Allocated Purchase Price with respect to the damaged Property, or (ii) any such casualty is uninsured; or(b) with respect to any condemnation or taking (or notice thereof), the proposed condemnation or taking would result in (i) the loss of legal access to a public right-of way, (ii) the Property violating any laws or failing to comply with zoning or any recorded covenants, conditions or restrictions affecting the Property or (iii) or the reduction of value in the Property by more than five percent (5%) of the Allocated Purchase Price with respect to such Property, then, in either case, Buyer may elect to designate the damaged, condemned or taken Property as an “Excluded Property” by written notice to Seller given within ten (10) business days after the occurrence of the event described in (a) or (b), in which event the term Property shall no longer include such Excluded Property and the Purchase Price shall be reduced by an amount equal to the Allocated Purchase Price for such Excluded Property; provided that Seller may elect to designate a damages, condemned or taken Property as an Excluded Property by written Notice to Buyer if (x) with respect to any casualty, if the cost to repair such casualty would exceed fifteen percent (15%) of the Allocated Purchase Price with respect to the damaged Property or (y) if the reduction of value in the Property is by more than fifteen percent (15%) of the Allocated Purchase Price with respect to such Property by written notice to Buyer given within ten (10) business days after the occurrence of the event described in (x) or (y). Additionally, in the event that both the Darlington Property and the Roland Property shall become an Excluded Property, this Agreement shall terminate and upon such termination the Earnest Money shall be returned to Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise set forth herein. With respect to any condemnation or taking (or any notice thereof), if neither Seller nor Buyer elects to designate the damaged Property, in accordance with this Section 7, as an Excluded Property, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards to be applied in accordance with the terms of the New Lease. With respect to a casualty, if neither Seller nor Buyer elects to designate the damaged Property as an Excluded Property, in accordance with this Section 7 or if neither party has the right to designate the damaged Property as an Excluded Property as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the proceeds under Seller’s insurance policies covering the Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing), with Seller responsible for payment of any deductible and/or uninsured amount with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies which shall be applied in accordance with the terms of the New Lease.

Section 8.Default; Breach of Representation.

(a)In the event Buyer fails to consummate the Closing on the Closing Date, for any reason other than Seller’s default or failure of a condition to Buyer’s obligation to close being satisfied, then Seller may, upon five (5) days’ written notice to Buyer, if such failure is not cured within such five (5) day period, as its sole and exclusive remedy terminate this Agreement by written notice to Buyer, and in such event Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages. Upon such termination, and receipt by Seller of all of the Earnest Money, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein. Buyer and Seller agree that it would be impracticable or extremely difficult to determine, with any degree of certainty, the loss which Seller would incur in the event of Buyer’s default in its obligation to consummate the Closing on the Closing Date or affix damages if Buyer so defaults; therefore the parties have agreed that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages and is intended as a liquidated damages provision. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Buyer defaults in its obligation to close hereunder.

(b)In the event Seller materially breaches any of its covenants, representations or warranties contained in this Agreement, or if Seller fails to consummate the Closing on the Closing Date for any reason other than Buyer’s default or failure of a condition to Seller’s obligation to close being satisfied, Buyer may, upon five (5) days’ notice to Seller, if such breach or failure is not cured within such five (5) day period (provided that, notwithstanding the foregoing, Seller shall not have the right to cure a failure by Seller to deliver the deliverables required by Seller in accordance with Section 9(b)), as its sole and exclusive remedy, either (i) waive such default or failure and proceed to Closing in accordance with the terms and provisions hereof, (ii) terminate this Agreement by notice to Seller, in which event the Earnest Money shall be returned to and Buyer and Seller shall reimburse Buyer for Buyer’s actual, reasonable third-party out-of-pocket expenses incurred with respect to its negotiation of this Agreement and due diligence with respect to the Property, including but not limited to environmental and engineering consultants’ fees, legal fees and financing deposits (not to exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in the aggregate) (the “Termination Fee”), and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein, or (iii) enforce specific performance of Seller’s obligations under this Agreement.

(c)Notwithstanding Section 8(a) and Section 8(b) hereof, in no event shall the provisions of Section 8(a) and Section 8(b) limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with the express provisions of this Agreement. This Section 8(c) shall survive the Closing or the earlier termination of this Agreement.

(d)Notwithstanding anything to the contrary contained herein, in the event of a default of Seller hereunder which makes specific performance unavailable, Buyer shall, as Buyer’s sole and exclusive remedy terminate this Agreement by notice to Seller, in which event the Earnest Money shall be returned to, Buyer and Seller shall reimburse Buyer for Buyer’s actual, reasonable third-party out-of-pocket expenses incurred with respect to its negotiation of this Agreement and due diligence with respect to the Property, including but not limited to environmental and engineering consultants’ fees, legal fees and financing deposits (without regard to the limitation set forth in Section 8(b) above). In the event, and only in the event, that specific performance is unavailable because Seller has conveyed the Property to a third party in violation of this Agreement, then Seller shall also be liable to Buyer for a fee equal to one percent (1%) of (i) the Allocated Purchase Price (if only one Property was so conveyed) or (ii) the entire Purchase Price (if both the Darlington Property and the Roland Property were so conveyed).

(e)All representations and warranties of Seller and Buyer in this Agreement shall be deemed to have been made as of the Effective Date and as of the Closing Date and shall survive the Closing for a period of twelve (12) months after the Closing (the “Survival Period”). Any right of action for the breach of any representation, warranty, or covenant contained herein shall not merge with the deeds delivered at the Closing but shall survive the Closing for the Survival Period. Following the Closing, Seller shall be liable for any breach of its representations or warranties expressly set forth in this Agreement; provided, however, that: (i) following Closing, the total liability of Seller for all such breaches of its representations and warranties under this Agreement shall not, in the aggregate, exceed three percent (3%) of the Purchase Price (the “Claim Cap”); and (ii) following Closing, the total liability of Buyer for all such breaches shall not, in the aggregate, exceed the Claim Cap. Buyer further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds FIFTEEN THOUSAND AND NO/100 DOLLARS ($15,000.00) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap).

Section 9.Closing.

(a)The “Closing Date” shall occur on the date that is five (5) business days after the expiration of the Due Diligence Period with respect to the Darlington Property and five (5) business days after Seller has received the Roland Approval. Each Closing shall consist of the execution and delivery of documents by Seller and Buyer with respect to the applicable Property, as set forth below, and delivery by Buyer to Seller of the applicable Allocated Purchase Price in accordance with the terms of this Agreement. Each Closing shall be held as a “mail away” closing, without the need for personal attendance at Closing by representatives of either Seller or Buyer, through the offices of the Escrow Agent, or such other place or manner as the parties hereto may mutually agree.

(b)Seller shall deliver to Buyer at each Closing the following executed documents with respect to the applicable Property:

(i)a limited warranty deed or its equivalent with respect to such Property in forms reasonably acceptable to both Seller and Buyer, from Seller to Buyer conveying the Real Property and the Improvements to Buyer (each, a “Deed” and, collectively, the “Deeds”);

(ii)the New Lease (or with respect to the Roland Property an amendment to the New Lease adding the Roland Property thereto), executed by Tenant;

(iii)one (1) original of the memorandum of the New Lease in the form contemplated therein (the “Memorandum of Lease”);

(iv)a settlement statement setting forth the Allocated Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for such Closing as contemplated hereunder (the “Settlement Statement”);

(v)all transfer tax statements, declarations, residency certifications and affidavits, and filings as may be necessary or appropriate for purposes of recordation of the Deed;

(vi)good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer;

(vii)a FIRPTA Affidavit from Seller in the form of Exhibit B attached hereto, and approved by the Title Insurer;

(viii)an affidavit in the form reasonably and customarily required by the Title Insurer to issue the Title Policy to Buyer;

(ix)in the event Buyer is encumbering the applicable Property with a mortgage at such Closing, an SNDA (as defined in the New Lease) for the applicable Property in accordance with the New Lease, executed by Seller; and

(x)such additional documents, tax certificates, withholding forms, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

(c)Buyer shall deliver to Seller at each Closing the following with respect to the applicable Property:

(i)the balance of the Allocated Purchase Price plus those costs allocated to Buyer pursuant to Section 2(c);

(ii)the Settlement Statement executed by Buyer;

(iii)the New Lease (or amendment to the New Lease, as applicable) executed by Buyer;

(iv)one (1) original of the Memorandum of Lease executed by Buyer;

(v)all transfer tax statements, declarations, residency certifications and affidavits, and filings as may be necessary or appropriate for purposes of recordation of the applicable deed;

(xi)in the event Buyer is encumbering the applicable Property with a mortgage at such Closing, an SNDA (as defined in the New Lease) for the applicable Property in accordance with the New Lease, executed by Buyer and Buyer’s lender;

(vi)good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer; and

(vii)such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) nationally recognized overnight courier services are closed for operations, (ii) wires are not being processed by national banking institutions, (iii) the applicable government agencies or regulatory offices are closed, (iv) the Title Insurer (or issuing title company) is closed or (v) trading on the NYSE or NASDAQ has been suspended (each, a “Force Majeure Event”) on the Closing Date or the business day preceding the Closing Date, then the Closing Date shall be extended day-for- day until the date that is two (2) business days after the last of such Force Majeure Events has been resolved. In the event the foregoing would result in an extension right with respect to the Closing Date of more than sixty (60) days, Seller and Buyer shall each have the right to terminate this Agreement by written notice to the other. Upon any such termination, the Earnest Money shall be returned to Buyer and neither Buyer nor Seller shall have any further obligations hereunder except those which expressly survive.

Section 10.Seller’s Representations.

Seller represents and warrants to Buyer, effective as of the Effective Date and as of the Closing Date, as follows:

(a)Seller is duly organized (or formed), validly existing and in good standing under the laws of the United States and the State of Delaware. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement, and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder, and under such closing documents. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

(b)Seller has not received any written notice of nor does Seller have actual knowledge of, any current or pending tax appeals affecting Seller or the Property, and Seller does not have any actual knowledge of any pending tax appeals against Seller or the Property. Seller has not initiated, nor does Seller have actual knowledge of, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property.

(c)There are no actions, suits or other proceedings or litigation of any kind pending or, to Seller’s actual knowledge, threatened against Seller or the Property which, if determined adversely to Seller, would have a material adverse effect on the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder; and, Seller has not received any written notice of any current or pending environmental investigations against the Property and Seller does not have any actual knowledge of any pending environmental investigations against the Property.

(d)Seller has not entered into any contracts, subcontracts or agreements, including but not limited to any service contracts or brokerage agreements, affecting the Property which will be binding upon the Property or Buyer after the Closing.

(e)Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have actual knowledge of any such violations.

(f)There are no Leases affecting the Property.

(g)Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax.

(h)Seller has no actual knowledge of any pending or threatened condemnation proceedings affecting the Property and Seller has not received any written notice that there is any pending or threatened condemnation of all or any part of the Property.

(i)Except as set forth in the environmental report previously delivered by Seller to Buyer, (1) to Seller’s actual knowledge no Hazardous Substances have been generated, stored, released, or disposed of on or about the Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”); and (2) Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other Hazardous Substance discharge or seepage on or affecting the Property.

(j)Seller has not granted any rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to the Property, and Seller does not have actual knowledge of any parties that have been granted such rights or options by others.

(k)Seller is not acting on behalf of, (a) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975(e) of the Internal Revenue Code of 1986 (the “Code”) that is subject to Section 4975 of the Code (each of the foregoing a “Plan”), (c) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(l)Neither Seller nor, to Seller’s actual knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with

Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither Seller nor, to Seller’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller nor, to Seller’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(m)Except for items being paid by Seller at Closing or prorated at Closing, to Seller’s actual knowledge there are no outstanding accounts payable or unpaid debts relating to the Property that would be binding on Buyer or the Property, including, without limitation, any unpaid charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use or operation of the Property, which could give rise to any mechanic’s or materialmen’s or other statutory liens against any portion of the Property.

(n)Following the Closing, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or at the Property. There are no employment, collective bargaining or similar agreements or arrangements with Seller or with respect to the Property which will be binding on Buyer after the Closing.

(o)The Due Diligence Materials (other than received by Seller or created, in each case, after the Effective Date) consist of copies of the same documents that are used and relied upon by Seller in its ownership and operation of the Property.

(p)Seller currently possesses all requisite Licenses & Approvals which are, to Seller’s actual knowledge, necessary to own, maintain, operate and use the Property, and has made available to Buyer true, correct and complete copies of the Licenses & Approvals. Seller has not received any written notice from any governmental authority or other person or entity of (i) any violation, default, intended or threatened non-renewal, suspension or revocation of any License or Approval, or (ii) any failure by Seller to obtain any of the Licenses & Approvals required for the use, occupancy or operation of the Property that has not been cured, and to Seller’s actual knowledge there is no violation, default or any basis for any non-renewal, suspension or revocation of any of the Licenses & Approvals.

(q)Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the knowledge of Charles Hynes, Senior Vice President of Supply Chain, the individual in Seller’s organization charged with responsibility for the Property, and the matters otherwise addressed in the representations and warranties contained herein; provided however, that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s property manager, any officer, director or employee of Seller or Charles Hynes on account of any breach of any representation or warranty made by Seller herein. Notwithstanding the foregoing, if either (x) any of Seller’s representations and warranties are inaccurate, untrue or incorrect in any material respect as of the Effective Date or (y) any of Seller’s representations or warranties becomes untrue prior to the Closing Date due to a breach of this Agreement by Seller, then in either such event Seller shall provide written notice to Buyer thereof and Buyer may terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing, recover the Earnest Money and have the right to avail itself of all remedies described in Section 8(b) hereof.

Section 11.Buyer’s Representations.

Buyer represents and warrants to Seller effective as of the Effective Date and as of the Closing Date, as follows:

(a)Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

(b)No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law.

(c)Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is in violation of any Anti- Money Laundering and Anti-Terrorism Laws. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, the property or interests in the property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(d)Buyer is not, and is not acting on behalf of, (a) a Plan, (b) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(e)For purposes of this Agreement, terms such as “to Buyer’s knowledge”, “to the best of Buyer’s knowledge”, or like phrases mean the actual knowledge of Michael Reiter, with no duty of inquiry, an individuals in Buyer’s organization expected to have knowledge of the matters set forth in this Agreement; provided however, that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of such individual (or any other officer, director or employee of Buyer or its affiliates) on account of any breach of any representation, warranty or covenant by Buyer herein.

Section 12.Conditions to Buyer’s Obligations.

Buyer’s obligation to pay the Purchase Price, accept title to the Property and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date:

(a)Seller shall deliver, or cause to be delivered, to Buyer on or before the Closing Date the documents set forth in Section 9(b) above;

(b)Each of the representations and warranties of Seller contained in this Agreement, shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing (including, without limitation, all deliveries required of Seller pursuant to Section 9(b) of this Agreement);

(c)Buyer shall receive from the Title Insurer a current ALTA owner’s title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for each Real Property in the amount of the applicable Allocated Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form approved by

Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (the “Title Policy”); and

(d)From the Effective Date until Closing, no material adverse change shall have occurred with respect to any Property or Tenant.

Buyer may at any time or times, at its election, waive any of the conditions to its obligations under this Agreement but any such waiver shall be effective only if contained in a writing signed by Buyer. If all of the above conditions have not been satisfied, or waived in writing by Buyer, on or prior to the applicable Closing Date, then Buyer shall have the right to terminate this Agreement within three (3) Business Days of the applicable then scheduled Closing Date, in its entirety, and upon such termination the Earnest Money shall be returned to Buyer and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. If the failure of any condition precedent to Buyer’s obligations set forth in this Section 12 arises as a result of a material default by Seller under this Agreement, Buyer shall also have the remedies available to Buyer in Section 8(b).

Section 13.Conditions to Seller’s Obligations.

Seller’s obligation to deliver title to the Property and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date:

(a)Buyer shall deliver to Seller upon the Closing the balance of the Purchase Price pursuant to Section 2 hereof plus those costs allocated to Buyer pursuant to Section 2(c); and

(b)Each of the representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing (including, without limitation, all deliveries required of Buyer pursuant to Section 9(c) of this Agreement).

If all of the above conditions have not been satisfied or waived in writing by Seller on or prior to the applicable Closing Date, then Seller shall have the right to terminate this Agreement within three (3) Business Days of the applicable then scheduled Closing Date, and upon such termination the Earnest Money shall be returned to Buyer and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. In the event of the failure of the condition precedent to Seller’s obligations set forth in Section 13(a), Seller shall have the remedies available to Seller in Section 8(a).

Section 14.Notices.

All notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given on the date: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) delivery via electronic mail to the addresses set out in Section 1 or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. The time to reply to any such notice or other communication shall commence upon actual or deemed delivery, however. Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 14. Anything to the contrary notwithstanding, if notice cannot be delivered because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, then receipt of such notice shall be deemed to be as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.

Section 15.Seller Pre-Closing Covenants.

With respect to each Property, from and after the Effective Date and until the applicable Closing, Seller agrees that it shall:

(a)continue to operate, repair and maintain the Property in the same manner in which Seller has previously operated the Property;

(b)subject to Section 7 hereof and subject to reasonable wear and tear and damage from fire or other casualty, maintain the Property in the same (or better) condition as exists on the date hereof;

(c)keep the Property insured or cause the Property to be insured for no less than full replacement cost thereof (not including land and foundations);

(d)not (i) transfer, sell or otherwise dispose of the Property, except for the replacement of obsolete personal property in the ordinary course of business, nor (ii) initiate or consent to any zoning reclassification or other change to the zoning, site plan, special use permit or other land use entitlement with respect to the Property, without, in each instance, obtaining the prior written consent of Buyer in its sole and absolute discretion;

(e)not enter into any lease, lease amendment, license, occupancy agreement, lien, encumbrance, right-of-way, or any contract or agreement of any kind with respect to the Property that would be binding on Buyer or the Property after Closing;

(f)after execution of this Agreement by the parties, Seller shall (at its own expense) take any steps which are a prerequisite to the assignment and transfer to Buyer at closing of all Licenses & Approvals, to the extent required by applicable law to be transferred to Buyer in connection with the conveyance of the Property. Such obligation shall include, but not be limited to, the obtaining of any required consents, the arranging of any required inspections, and the payment of any required fees; and

(g)promptly inform Buyer in writing of (i) the receipt of written notice from any applicable governmental authority having jurisdiction of any purported violation of law with respect to the Property and/or any casualty or condemnation with respect to the Property or (ii) any other material event which would reasonably be expected to adversely affect the ownership, use, occupancy or maintenance of the Property, whether insured or not.

Section 16.Entire Agreement.

This Agreement constitutes the sole and entire agreement among the parties hereto with regard to the subject matter hereof, and no modification of this Agreement shall be binding unless in writing and signed by Buyer and Seller. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

Section 17.No Representations or Warranties.

OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CONVEYANCE DOCUMENT(S) DELIVERED BY SELLER OR ITS AFFILIATES TO BUYER AT CLOSING (THE “CLOSING DOCUMENTS”), SELLER IS NOT MAKING, NOR HAS IT AT ANY TIME MADE, AND BUYER HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR SELLER’S BROKERS, AGENTS OR EMPLOYEES TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER SHALL CAUSE THE PROPERTY TO BE CONVEYED TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED” EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS. BUYER REPRESENTS TO SELLER THAT IT HAS CONDUCTED OR WILL CONDUCT ANY AND ALL INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, TITLE, SURVEY AND THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY (TO THE EXTENT PERMITTED HEREUNDER), AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY CONDITIONS RELATING TO THE PROPERTY. EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN OR IN THE CLOSING DOCUMENTS, BUYER REPRESENTS THAT IT IS RELYING SOLELY UPON ITS OWN INSPECTIONS, INVESTIGATIONS AND RESEARCH AND THAT OF BUYER’S CONSULTANTS.

Section 18.Applicable Law.

This Agreement shall be construed under the laws of the State of New York, without giving effect to any conflict of laws or principles. If either party institutes legal suit or action for enforcement of any obligation contained herein, it is agreed that the venue of such suit or action shall be in a state court of the State of New York or a United States District Court located in the State of New York, in either case having jurisdiction over the subject matter of such action.

Section 19.Brokers.

Buyer and Seller each hereby represent that there are no brokers involved or that have a right to proceeds in this transaction. Buyer and Seller acknowledge and agree that Seller has engaged Consultant, the charges for which shall be paid by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations, warranties and indemnity obligations contained in this Section 19 shall survive the Closing or the earlier termination of this Agreement.

Section 20.Attorneys’ Fees.

In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.

Section 21.Exclusivity.

So long as this Agreement remains in effect, Seller will not (and Seller shall cause its agents and representative not to) show, market, offer, negotiate or entertain offers to sell the Property or any portion thereof or interest therein to any party other than Buyer, nor will Seller (and Seller shall cause its agents and representative not to) conduct or continue discussions with any third party with respect to the same.

Section 22.No Recording.

Buyer may not record this Agreement or any memorandum or short form hereof.

Section 23.Computation of Time.

If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall have the meaning set forth in Section 1. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

Section 24.Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

Section 25.Binding Effect.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 26.No Offer.

This Agreement is of no force or effect unless it is signed by Seller and Buyer, and a signed copy of this Agreement delivered by Seller to Buyer. The mailing, delivery or negotiation of this Agreement by Seller or Buyer or any agent or attorney of Seller or Buyer prior to the execution and delivery of this Agreement as set forth in this clause shall not be deemed an offer by Seller or Buyer to enter into this Agreement, whether on the terms contained in this Agreement or on any other terms.

Section 27.Waiver of Trial by Jury.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY GRANTED IN THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY SELLER AND BUYER, EACH OF WHOM HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. SELLER AND BUYER EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 28.Assignment.

This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other such party. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement, without the consent of Seller, to an affiliate of Buyer, being any entity which controls, is controlled by, or is under common control with Buyer (control meaning the power, through ownership of voting rights or contract, to manage the decision making of an entity). In addition,

Buyer shall have the right to direct Seller, upon written notice to Seller prior to Closing, to transfer the Property to one or more affiliates of Buyer in lieu of transferring the Property to Buyer at Closing but otherwise subject to and in accordance with this Agreement; provided that no such direction shall release Buyer from its obligations under this Agreement. Seller must be given notice of any assignment at least three (3) business days prior to Closing, which notice, to be effective, must be accompanied by a fully executed copy of the assignment. Any assignment must be in writing, assign all rights in the Earnest Money and contain an express assumption of all duties and obligations of Buyer under this Agreement. The final documents to be delivered at Closing, including, without limitation, the Deeds, shall be conformed to reflect the appropriate transferee as communicated by Buyer in accordance herewith.

Section 29.Further Assurances.

From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 30.Severability.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 31.Return of Earnest Money.

Notwithstanding anything in this Agreement to the contrary, in any event where the Earnest Money is to be returned to Buyer, One Hundred Dollars ($100.00) thereof shall be paid to Seller as consideration for the rights and privileges granted to Buyer herein, thus making this Agreement the valid and binding obligation of Buyer and Seller even though Buyer may have certain unilateral termination rights during certain periods under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale of Real Property as of the day and year first set forth above.

SELLER:

CITI TRENDS, INC.,

a Delaware corporation

By:
Name:
Title:

[Signature Page to Agreement for Purchase and Sale of Real Property]

BUYER:

CTROOK001 LLC
CTDASC001 LLC,
each a Delaware limited liability company
By:
Name:	Michael Reiter
Title:	Authorized Representative

[Signature Page to Agreement for Purchase and Sale of Real Property]

JOINDER BY ESCROW AGENT

Escrow Agent joins in the execution of this Agreement to evidence its agreement to receive, hold and disburse funds and documents in accordance with the terms and provisions of this Agreement. Escrow Agent agrees to act as escrow holder with respect to the Earnest Money in accordance with the terms of this Agreement. Title Insurer agrees to act as the “Reporting Person” for this transaction and as defined in Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder (collectively, the “Reporting Requirements”) and to perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person with respect to this transaction.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:	BEATA LEWIS
Title:	AVP; ESCROW OFFICER

ESCROW NO. CCHI2201300NJ

[Signature Page to Agreement for Purchase and Sale of Real Property]

EXHIBITS AND SCHEDULES

Exhibit A	-	Legal Description
Exhibit B	-	FIRPTA Affidavit
Schedule 1(o)	-	Escrow Provisions
Schedule 1(y)		Basic Business Terms of the New Leases
Schedule 3(c)	-	Allocated Purchase Prices
Schedule 6(b)	-	Due Diligence Materials

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

Legal Description of the Roland, OK Property

Ex. A

Legal Description of the Darlington, SC Property

Ex. B

EXHIBIT B

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U. S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon disposition of a U.S. real property interest by [  ] (“Transferor”), to [  ], a [  ] (“Transferee”), Transferor hereby certifies the following:

Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

Transferor is not a disregarded entity for federal income tax purposes.

Transferor’s U.S. taxpayer identification number is .

Transferor’s office address is [ ], [ ], [ ] [ ].

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

SIGNATURE PAGE FOLLOWS

Ex. D

Transferor declares that it has examined this certificate and to the best of its knowledge and belief it is true, correct, and complete, and that the person signing below has authority to sign this document on behalf of Transferor.

Dated: [ ], 202	Transferor:

[•],
a [ ]

By:
Name:
Title:

Ex. D

NOTICE TO TRANSFEREE: You are required by law to retain this Certificate until the end of the fifth taxable year following the taxable year in which the transfer takes place and to make it available to the Internal Revenue Service if requested during that period.

Ex. D

SCHEDULE 1(o)

Escrow Provisions

The Earnest Money shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)Except as to deposits of funds for which Escrow Agent has received express written direction concerning investment or other handling, the parties hereto direct the Escrow Agent NOT to invest any funds deposited by the parties under the terms of this escrow and waive any rights which they may have under Section 2-8 of the Corporate Fiduciary Act (205 ILCS 620/2-8) to receive interest on funds deposited hereunder. In the absence of an authorized direction to invest funds, the parties hereto agree that the Escrow Agent shall be under no duty to invest or reinvest any such funds at any time held by it hereunder; and, further, that Escrow Agent may commingle such funds with other deposits or with its own funds in the manner provided for the administration of funds under said Section 2-8 and may use any part or all of such funds for its own benefit without obligation to any party for interest or earnings derived thereby, if any. Further, even with appropriate instructions to invest Earnest Money, Escrow Agent may commingle the Earnest Money with other funds in a trust account in order to facilitate placing the Earnest Money into a segregated interest bearing account and to disburse the Earnest Money once they have been removed from such segregated interest bearing account as required by the terms of this Agreement. Provided, however, nothing herein shall diminish Escrow Agent’s obligation to apply the full amount of such funds in accordance with the terms of these escrow instructions.

(b)If the Closing occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer upon the Closing. If for any reason the Closing does not occur, the Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Schedule 1(o). Subject to the last sentence of this Schedule 1(o), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Escrow Agent for payment of the Earnest Money, the Escrow Agent shall give written notice to the other party of the Demand within one (1) business day after receipt of the Demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, the Escrow Agent is hereby authorized to make the payment set forth in the Demand. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this Schedule 1(o) if Buyer delivers a notice to Escrow Agent on or prior to the expiration of the Due Diligence Period that Buyer has terminated this Agreement, then Escrow Agent shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.

(c)Buyer and Seller acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of any of Buyer or Seller, and that the Escrow Agent shall not be liable to any of Buyer or Seller for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent. The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Schedule 1(o).

SCHEDULE 1(y)

Basic Business Terms of the New Lease

Location	Approx. Square Footage	Term (Yrs.)	Annual Rent PSF*	Annual Rent*
Roland , OK	561,761	20	$4.34	$2,438,043
Darlington, SC	530,520	20	$4.90	$2,599,548

*Rent amounts are for first lease year, with 2.0% annual increases for each lease year thereafter.

New Lease shall be triple-net, with six (6) 5-year renewal options exercisable at Tenant’s sole discretion.

Pursuant to Section 3(d), Buyer will fund up to $9,205,771.00 with respect to the Darlington Property and $1,400,500.00 with respect to the Roland Property (with respect to each Property, the “Capital Expenditure Amount”) for the construction of certain capital improvements approved by Landlord in accordance with the terms of the New Lease. In such event, the annual base rent shall be increased by an amount equal to 7% of such amount funded and the initial term of the New Lease, if applicable, shall be extended to the date that is twenty years following the date of such rent increase.

SCHEDULE 3(c)

Address	City	State	Purchase Price	Annual Rent
[TO BE PROVIDED]	Darlington	SC	$37,136,400.00	$2,599,548.00
[TO BE PROVIDED]	Roland	OK	$34,829,182.00	$2,438,043.00
			$71,965,582.00	$5,037,591.00

SCHEDULE 6(b)

Due Diligence Materials

1.	Copies of all environmental, engineering, physical condition reports and/or ADA surveys

2.	Copies of latest revision survey(s) and site plan (delineating all improvements, easements, property lines, etc.)

3.	Certificate(s) of occupancy, if applicable

4.	Confirmation of zoning compliance

5.	Flood zone certificate

6.	Real estate tax bills for last two (2) years (and for current tax year) if available

7.	A copy of Seller’s title insurance commitment and policy relating to each Property

8.	A copy of all architectural plans and specifications and construction drawings for improvements located on the Property, if available

9.	Current general liability and property insurance certificates

10.	Schedule of capital expenditures for the most recent five (5) years, if available, and budget for the next five (5) years, if available

11.	Electricity bills for the last 12 months

12.	Copies of the most recent appraisals of the Property